PERPETUAL INDUSTRIES ENGAGES THE SERVICES OF

HANOVER INTERNATIONAL, INC.

CALGARY, AB and New York, Mar 17, 2015 – Perpetual Industries Inc. (OTC:PRPI), a developer of new and innovative energy efficient products, today announced that the Company has  engaged Hanover International, Inc. as its Capital Markets Advisor.

Led by President and CEO, James Hock, Hanover International has advised more than 300 micro/small- and mid-cap companies with defining and implementing their respective debt/equity capital formation, mergers and acquisitions and institutional shareholder relations strategies. Responsible for creating an effective campaign, Hanover will be applying best industry practices in the areas of financial communications and corporate finance advisory for Perpetual Industries.

Brent Bedford, President and CEO of Perpetual Industries, stated, “We are very pleased to be working with the entire team at Hanover. Perpetual Industries is at an important stage in its growth and we need an experienced and well-respected partner like Hanover to consult with about financial strategy, investor relations, and capital formation. Hanover has a strong understanding of the Company’s vision, strengths, and needs. With their services at hand, our resources can be freed up to focus on our primary goal: the optimization, implementation and commercialization of the XYO Technology.”

About Perpetual Industries Inc.

Incorporated in Nevada and based in Calgary, Alberta, Perpetual Industries Inc. (OTC:PRPI) is an emerging growth company focusing on research, development and industrial design of new and innovative energy efficient products. At its core is an automatic, mechanical balancing technology called XYO, used for balancing rotating parts in machines so that they produce less vibration and operate more efficiently. Perpetual sublicenses XYO to third parties and directly develops and manufactures products containing XYO. For more information, please visit: www.perpetualindustries.com.

Forward Looking Statements

This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve assumptions, expectations and projections about events subject to risk and uncertainty; these estimates reflect the best judgment, at the time, of our senior management. Expressions like “believe,” “anticipate,” “intend,” “estimate,” “expect,” and “project” identify them, but they do not always contain such words. They may relate to our anticipated sales performance and trends, operating income, cash flows, business strategies and initiatives, and other matters. Actual results may differ and matters and transactions may not proceed as contemplated. Unknown or unpredictable factors could have material adverse effects on our future results, performance or achievements.

We caution you not to rely unduly on our forward-looking statements. Investors should consider our Securities and Exchange Commission (SEC) filings, including our Registration Statement on Form S-1, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, especially the “Management’s Discussion and Analysis” and “Risk Factors” sections, and our Current Reports on Form 8-K.

We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, nor to update any news release, SEC filing, presentation, or website.

Investor Relations:Perpetual Industries Inc.(403) 214-4321info@perpetualindustries.com